Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS SECOND QUARTER 2013 ADJUSTED EPS OF $0.09

FOOTHILL RANCH, Calif. - August 5, 2013 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three and six month periods ended June 30, 2013.

"Our Consolidated Adjusted EPS of $0.09 for the quarter was disappointing to us and was caused by several factors. First, in our long-term care business we continue to see a shift of Medicare patient days to managed care days. We've also experienced overall softness in our skilled nursing occupancy rates. Second, continued therapy reimbursement changes, in particular the Medicare Part B manual medical review for treatments exceeding the $3,700 threshold, have created a significant delay in payment to skilled nursing facilities generally, as the Medicare Administrative Contractors and Recovery Auditors have thus far been unable to keep pace with the volume of claims for beneficiaries who have a clinical need and qualify for Part B services. Third, we continue to experience hospice cap exposure. In response to these operational challenges we have made a number of changes to our administrative services subsidiary. We anticipate that these changes will save approximately $6.0 million per year, beginning August 1, 2013. None of these staffing reductions are being made at any operating subsidiary and as such no staffing at the patient care provider level is affected. We continue to be optimistic in this challenging time in the post acute care space. We continue to provide a level of care that is the most cost effective in the US Healthcare service area," said Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group.

Second Quarter 2013 Results
Revenue for the quarter ended June 30, 2013 was $213.7 million, a decrease of 1.7% when compared to $217.4 million in the second quarter of 2012. Skilled mix1 decreased 50 basis points to 21.9% in the second quarter of 2013 from 22.4% in the second quarter of 2012. Occupancy declined 100 basis points to 82.0% in the second quarter of 2013 from 83.0% in the second quarter of 2012. Quality mix2 in the second quarter of 2013 decreased 130 basis points to 68.9%, compared to 70.2% in the prior year period.

EBITDA3 was $17.2 million, or 8.1% of revenue, for the quarter ended June 30, 2013, a decrease of 22.9% compared to $22.3 million, or 10.3% of revenue, in the same period a year ago. EBITDAR3 was $22.1 million, or 10.3% of revenue, for the quarter ended June 30, 2013, a decrease of 17.8% compared to $26.9 million, or 12.4% of revenue, for the quarter ended June 30, 2012.

Adjusted EBITDA was $17.6 million or 8.2% of revenue, for the quarter ended June 30, 2013, a decrease of 34.3% compared to $26.8 million, or 12.3% of revenue, in the same period a year ago. Adjusted EBITDAR was $22.5 million, or 10.5% of revenue, for the quarter ended June 30, 2013, a decrease of 28.1% compared to $31.3 million, or 14.4% of revenue, for the quarter ended June 30, 2012.

Net income for the quarter ended June 30, 2013 totaled $1.5 million, as compared to $3.5 million for the second quarter of 2012. Adjusted net income4 for the quarter ended June 30, 2013 totaled $3.4 million, a decrease of 48.5% compared to adjusted net income of $6.6 million for the second quarter of 2012. Adjusted net income excludes certain items as described in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income table at the end of this press release.

Net income per diluted share was $0.04 for the quarter ended June 30, 2013, as compared to $0.09 for the same period in 2012. Adjusted net income per diluted share was $0.09 for the quarter ended June 30, 2013, a decrease of 50.0% compared to adjusted net income per diluted share of $0.18 for the quarter ended June 30, 2012.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended June 30, 2013 was $161.8 million, a decrease of $2.3 million, or 1.4%, as compared to $164.1 million for the same period a year ago. Revenue for this segment represented 75.7% of total revenue in the second quarter of 2013, compared to 75.5% of total revenue in the second quarter of 2012.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $26.6 million for the quarter ended June 30, 2013, an increase of $0.2 million, or 0.8%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.4% of total revenue in the second quarter of 2013, compared to 12.1% of total revenue in the second quarter of 2012.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $25.3 million in the second quarter of 2013, a decrease of $1.6 million, or 5.9%, compared to $26.9 million in the second quarter of 2012. Average daily hospice census decreased 5.6% to 1,324 for the three-months ended June 30, 2013, from 1,402 for the three-months ended June 30, 2012. Results for the second quarter of 2013 were negatively affected by hospice cap reserves of $0.7 million for the 2012 cap year and $0.7 million for the 2013 cap year as patients stayed on service for longer than expected.

First Six Months 2013 Results
Revenue for the six months ended June 30, 2013 was $432.6 million, a decrease of 1.0% when compared to $436.8 million in the six months ended June 30, 2012. Skilled mix1 remained consistent at 22.6% for the first six months of 2013 as compared to the same period a year ago. Occupancy declined 70 basis points to 82.5% in the first six months of 2013 from 83.2% in the first six months of 2012. Quality mix2 for the first six month of 2013 decreased 80 basis points to 69.4%, compared to 70.2% in the prior year period.

EBITDA3 was $35.1 million, or 8.1% of revenue, for the six months ended June 30, 2013, a decrease of 27.3% compared to $48.3 million, or 11.1% of revenue, in the same period a year ago. EBITDAR3 was $44.7 million, or 10.3% of revenue, for the six months ended June 30, 2013, a decrease of 22.1% compared to $57.4 million, or 13.1% of revenue, for the six months ended June 30, 2012.

Adjusted EBITDA was $35.6 million, or 8.2% of revenue, for the six months ended June 30, 2013, a decrease of 32.7% compared to $52.9 million, or 12.1% of revenue for the same period a year ago. Adjusted EBITDAR was $45.2 million, or 10.4% of revenue, for the first six months of 2013, a decrease of 27.1% compared to $62.0 million, or 14.2% of revenue, for the first six months of 2012.

Net income for the six months ended June 30, 2013 totaled $4.6 million, as compared to $9.8 million for the same period in 2012. Adjusted net income4 decreased 44.5% to $7.1 million for the six months ended June 30, 2013 from adjusted net income of $12.8 million for the first six months of 2012.

Net income per diluted share was $0.12 for the six months ended June 30, 2013, as compared to $0.26 for the same period in 2012. Adjusted net income per diluted share was $0.19 for the first six months of

2013, a decrease of 44.1% compared to adjusted net income per diluted share of $0.34 for the six months ended June 30, 2012.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the six months ended June 30, 2013 was $327.5 million, a decrease of $3.6 million, or 1.1%, as compared to $331.2 million for the same period a year ago. Revenue for this segment represented 75.7% of total revenue in the first six months of 2013, compared to 75.8% of total revenue in the same period of 2012.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $53.7 million for the six months ended June 30, 2013, an increase of $1.2 million, or 2.3%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.5% of total revenue in the first six months of 2013, compared to 12.0% of total revenue in the same period of 2012.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $51.4 million in the first six months of 2013, a decrease of $1.7 million, or 3.2%, compared to $53.1 million in the first six months of 2012. Average daily hospice census decreased 4.2% to 1,330 for the six months ended June 30, 2013, from 1,389 for the six months ended June 30, 2012. Results for the six months ended June 30, 2013 were negatively affected by hospice cap reserves of $0.2 million for the 2011 cap year, $1.9 million for the 2012 cap year, and $0.7 million for the 2013 cap year as patients stayed on service for longer than expected.

2013 Updated Guidance
Skilled Healthcare Group, Inc. expects full year 2013 consolidated revenue to be between $860 million and $870 million, EBITDA to be in the range of $78 million to $82 million, EBITDAR to be in the range of $97.5 million to $101.5 million and adjusted net income per common diluted share to be between $0.39 and $0.45. This guidance includes the results of the first half of 2013 and assumes the following:

•	Medicare increase of 1.3% beginning October 1, 2013

•	2013 capital expenditures of approximately $15 to $18 million

•	Average interest rate on outstanding debt of approximately 7.8%

•	No benefit from HUD financing

•	An effective tax rate of 36%

•	Weighted average shares outstanding of 38.2 million

•	No additional acquisitions, developments or divestitures

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, August 6th, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the second quarter of 2013 and its outlook for 2013.

To participate in the call, interested parties may dial (800) 847-9525 and reference conference 18745997. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $868 million and approximately 15,000 employees as of June 30, 2013. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-

acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at Skilled Healthcare Group's affiliated skilled nursing facilities divided by the total number of patient days at Skilled Healthcare Group's affiliated skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense. Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release.

(4)
Adjusted net income per diluted share and adjusted net income each reflect the non-GAAP adjustments to income before provision for income taxes that are reflected in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations for 2013 full year consolidated revenue, EBITDA, EBITDAR and net income per diluted share and anticipated savings as a result of changes in our administrative services structure. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements.

Additionally, the Company faces a number of other risks and uncertainties, including, but not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:	(Unaudited)		(Unaudited)
Net patient service revenue	$212,905	$216,607	$431,019	$435,266
Lease facility revenue	787	768	1,548	1,522
	213,692	217,375	432,567	436,788

Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	186,376	180,215	376,513	363,346
Rent cost of revenue	4,828	4,539	9,640	9,095
General and administrative	6,837	6,427	13,292	12,527
Change in fair value of contingent consideration	(2,244)	499	(2,161)	630
Depreciation and amortization	6,130	6,092	12,266	12,236
	201,927	197,772	409,550	397,834

Other (expenses) income:
Interest expense	(8,734)	(10,521)	(17,409)	(20,086)
Interest income	112	132	224	277
Other (expense) income, net	(32)	106	(62)	77
Equity in earnings of joint venture	472	490	961	961
Debt modification/retirement costs	(1,088)	(3,958)	(1,088)	(3,958)
Total other (expenses) income, net	(9,270)	(13,751)	(17,374)	(22,729)
Income before provision for income taxes	2,495	5,852	5,643	16,225
Provision for income taxes	972	2,355	1,050	6,391
Net income	$1,523	$3,497	$4,593	$9,834

Net income per share, basic	$0.04	$0.09	$0.12	$0.26
Net income per share, diluted	$0.04	$0.09	$0.12	$0.26

Weighted-average common shares outstanding, basic	37,646	37,400	37,602	37,343
Weighted-average common shares outstanding, diluted	38,186	37,497	38,139	37,489

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$2,019	$2,003
Accounts receivable, less allowance for doubtful accounts of $11,764 and $15,646 at June 30, 2013 and December 31, 2012, respectively	122,280	107,245
Other current assets	25,954	29,577
Property and equipment and leased facility assets, net	374,539	380,658
Goodwill	85,609	85,609
Other assets	74,573	77,544
Total assets	$684,974	$682,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$93,192	$90,965
Other long-term liabilities	40,279	42,873
Long-term debt	445,513	448,967
Stockholders’ equity	105,990	99,831
Total liabilities and stockholders’ equity	$684,974	$682,636

	Six Months Ended June 30,
	2013	2012
	(Unaudited)	(Unaudited)
Cash Flows Data:
Net cash provided by operating activities	$13,789	$14,120
Net cash used in investing activities	(5,981)	(7,100)
Net cash used in financing activities	(7,792)	(17,465)
Increase (decrease) in cash and cash equivalents	16	(10,445)
Cash and cash equivalents at beginning of period	2,003	16,017
Cash and cash equivalents at end of period	$2,019	$5,572

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,801	8,805	8,801	8,805
Available patient days	801,625	801,743	1,594,857	1,603,269
Actual patient days	657,281	665,486	1,315,927	1,333,679
Occupancy percentage	82.0%	83.0%	82.5%	83.2%
Average daily number of patients	7,223	7,313	7,270	7,328
Hospice average daily census	1,324	1,402	1,330	1,389
Home health episodic-based admissions	2,091	2,099	4,333	4,084
Home health episodic-based recertifications	476	360	966	693
EBITDA (in thousands)	$17,247	$22,333	$35,094	$48,270
Adjusted EBITDA (in thousands)	$17,640	$26,790	$35,570	$52,858
Adjusted EBITDA margin	8.2%	12.3%	8.2%	12.1%
Adjusted EBITDAR (in thousands)	$22,468	$31,329	$45,210	$61,953
Adjusted EBITDAR margin	10.5%	14.4%	10.4%	14.2%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations):
LTC only Medicare (Part A)	$519	$513	$520	$511
Medicare blended rate (Part A & B)	562	567	567	571
Managed care (Part A)	389	385	385	384
Managed care blended rate (Part A & B)	398	394	394	392
Medicaid	162	157	162	157
Private and other	170	173	173	173
Weighted-average for all	$235	$236	$238	$237
Patient days by payor (skilled nursing facilities):
Medicare	79,135	88,690	164,363	181,724
Managed care	65,074	60,464	132,280	120,486
Total skilled mix days	144,209	149,154	296,643	302,210
Private pay and other	107,719	107,242	210,270	211,442
Medicaid	405,353	409,090	809,014	820,027
Total days	657,281	665,486	1,315,927	1,333,679
Patient days as a percentage of total patient days (skilled nursing facilities):
Medicare	12.0%	13.3%	12.5%	13.6%
Managed care	9.9	9.1	10.1	9.0
Skilled Mix	21.9	22.4	22.6	22.6
Private pay and other	16.4	16.1	16.0	15.9
Medicaid	61.7	61.5	61.4	61.5
Total	100.0%	100.0%	100.0%	100.0%
Revenue from (total company):
Medicare	31.0%	33.8%	31.8%	34.4%
Managed care, private pay, and other	37.9	36.4	37.6	35.8
Quality mix	68.9	70.2	69.4	70.2
Medicaid	31.1	29.8	30.6	29.8
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of June 30,
	2013	2012
Facilities:
Skilled nursing facilities operated:
Owned	52	52
Leased	22	22
Total skilled nursing facilities operated	74	74
Total licensed beds	9,185	9,181
Skilled nursing facilities leased to unaffiliated third party operator	5	5
Assisted living facilities
Owned	21	21
Leased	1	1
Total assisted living facilities	22	22
Total licensed beds	1,228	1,228
Total facilities	101	101
Percentage owned facilities	77.2%	77.2%

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, EBITDAR, Adjusted EBITDA, and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net Income	$1,523	$3,497	$4,593	$9,834
Interest expense, net of interest income	8,622	10,389	17,185	19,809
Provision for income taxes	972	2,355	1,050	6,391
Depreciation and amortization expense	6,130	6,092	12,266	12,236
EBITDA	17,247	22,333	35,094	48,270
Rent cost of revenue	4,828	4,539	9,640	9,095
EBITDAR	22,075	26,872	44,734	57,365
EBITDA	17,247	22,333	35,094	48,270
Change in fair value of contingent consideration	(2,244)	499	(2,161)	630
Organization restructure costs	1,549	—	1,549	—
Debt modification/retirement costs	1,088	3,958	1,088	3,958
Adjusted EBITDA	17,640	26,790	35,570	52,858
Rent cost of revenue	4,828	4,539	9,640	9,095
Adjusted EBITDAR	$22,468	$31,329	$45,210	$61,953

Skilled Healthcare Group, Inc.
Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Income before provision for income taxes	$2,495	$5,852	$5,643	$16,225
Debt modification/retirement costs	1,088	3,958	1,088	3,958
Legal expense for non-routine matters	457	—	1,393	—
Organization restructure costs	1,549	—	1,549	—
Double bond interest expense for bond	—	1,192	—	1,192
Adjusted income before provision for income taxes	5,589	11,002	9,673	21,375
Adjusted provision for income taxes	2,171	4,390	2,612	8,529
Adjusted net income	$3,418	$6,612	$7,061	$12,846

Weighted-average common shares outstanding, diluted	38,186	37,497	38,139	37,489
Adjusted net income per share, diluted	$0.09	$0.18	$0.19	$0.34
Effective tax rate	38.8%	39.9%	27.0%	39.9%

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2013
(In millions)
(Unaudited)

	Outlook
	Low	High
Net income guidance	$12.4	$14.7
Debt modification costs, net of tax	0.7	0.7
Organization restructure costs, net of tax	0.9	0.9
Legal expense for non-routine matters, net of tax	0.8	0.8
Adjusted net income guidance	14.8	17.1
Legal expense for non-routine matters	(1.4)	(1.4)
Interest expense, net of interest income	34.0	34.0
Adjusted provision for income taxes	7.1	8.8
Depreciation, amortization, and change in fair value of contingent consideration	23.5	23.5
Adjusted EBITDA guidance	78.0	82.0
Rent cost of revenue	19.5	19.5
Adjusted EBITDAR guidance	$97.5	$101.5

We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our consolidated and segmented business but are required to reported in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our consolidated and segmented business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a business unit by business unit basis. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying business units between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Chris Felfe
(949) 282-5800